Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated July 15, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments in Notes 1, 2, and 14, as to which the date is October 7, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Lawson Software, Inc.’s Current Report on Form 8-K dated October 7, 2010.

/s/ PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
October 18, 2010